                                                                      EXHIBIT 16







June 27, 2002



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir or Madam:

The representations made in this letter are based solely on discussions with and representations from the engagement partner on the audits of the consolidated financial statements of this registrant for the two most recent fiscal years. This individual is no longer with Arthur Andersen LLP. We have read Item 4 included in the Form 8-K dated June 27, 2002 of SIFCO Industries, Inc. to be filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP



cc:      Mr. Frank A. Cappello


                                       5